NOTICE OF


                               ANNUAL MEETING AND


                                PROXY STATEMENT


                         Annual Meeting of Shareholders
                                 April 17, 1997









                              OLD NATIONAL BANCORP

                              OLD NATIONAL BANCORP

                                420 MAIN STREET

                           EVANSVILLE, INDIANA  47708

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    ----------------------------------------

TO OUR SHAREHOLDERS:

     Notice is hereby given that the Annual Meeting of Shareholders of OLD NATIONAL BANCORP (the "Company") will be held on Thursday, April 17, 1997, at 10:30 a.m., Evansville time, in the Vanderburgh Auditorium, 715 Locust Street, Evansville, Indiana.

The Annual Meeting will be held for the following purposes:

1. ELECTION OF DIRECTORS. Election of a Board of Directors consisting of sixteen Directors to serve for the ensuing year.

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS. Ratification of the appointment of Arthur Andersen LLP, Indianapolis, Indiana, as independent public accountants of the Company and its affiliates for the fiscal year ending December 31, 1997.

3. OTHER BUSINESS. Such other matters as may properly come before the meeting or any adjournment thereof.


     Shareholders of record at the close of business on February 7, 1997, are entitled to notice of and to vote at the Annual Meeting.



                                       By Order of the Board of Directors

                                       Jeffrey L. Knight
                                       Secretary

March 10, 1997


                                   IMPORTANT

PLEASE MAIL YOUR PROXY PROMPTLY. IN ORDER THAT THERE MAY BE PROPER REPRESENTATION AT THE MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                              OLD NATIONAL BANCORP
                                420 MAIN STREET
                           EVANSVILLE, INDIANA  47708

                                PROXY STATEMENT

     This Proxy Statement is furnished to the Shareholders of Old National Bancorp (the "Company") in connection with the solicitation by the Board of Directors of Proxies to be voted at the Annual Meeting of Shareholders of the Company on Thursday, April 17, 1997 at 10:30 a.m., Evansville time, in the Vanderburgh Auditorium, 715 Locust Street, Evansville, Indiana, and at any and all adjournments of such meeting. A Notice of Annual Meeting of Shareholders and form of Proxy accompany this Proxy Statement.

     Any Shareholder giving a Proxy has the right to revoke it in person at the meeting or by a written notice delivered to the Secretary of the Company, P.O. Box 718, Evansville, Indiana 47705-0718, at any time before such Proxy is exercised. All Proxies will be voted in accordance with the directions of the Shareholder giving such Proxy. To the extent no directions are given, Proxies will be voted "FOR" the election of the persons named as nominees in the Proxy Statement as Directors of the Company and "FOR" the ratification of the appointment of Arthur Andersen, LLP, as independent public accountants for the Company and its affiliates. With respect to such other matters that may come before the Annual Meeting, it is the intention of the persons named as Proxies to vote in accordance with their best judgment.

     The complete mailing address of the principal executive offices of the Company is Old National Bancorp, P.O. Box 718, Evansville, Indiana 47705-0718. The approximate date on which this Proxy Statement and form of Proxy for the 1997 Annual Meeting of Shareholders are first being sent or given to Shareholders is March 10, 1997.

                               VOTING SECURITIES

     Only the Shareholders of the Company of record at the close of business on February 7, 1997, will be eligible to vote at the Annual Meeting or at any adjournment thereof.

     The voting securities of the Company entitled to be voted at the meeting consist only of common stock, without par value, of which 26,825,190 shares were issued and outstanding on the record date of February 7, 1997. All references in this Proxy Statement to shares of common stock of the Company on the record date have been adjusted to include the shares issued on January 29, 1997, in connection with the Company's 5% stock dividend. The Company has no other class of stock that is outstanding. Each Shareholder of record on the record date will be entitled to one vote for each share of common stock registered in the Shareholder's name.

     The Company's three trust company subsidiaries held 3,787,874 shares of the Company's common stock in regular, nominee or street name accounts on February 7, 1997, consisting of 14.1% of the Company's outstanding shares. Beneficial ownership of shares so held is disclaimed by the Company. These shares are voted by the respective trust companies in accordance with directions received from the beneficial owners. To the knowledge of management, as of the record date no Shareholder or affiliated group of Shareholders owns of record or beneficially more than 5% of the outstanding shares of common stock of the Company.

                         ITEM 1. ELECTION OF DIRECTORS

     The first item to be acted upon at the Annual Meeting of Shareholders will be the election of sixteen Directors to the Board of Directors of the Company. Each of the persons elected will serve a term of office for one year or until the election and qualification of his or her successor.

     If any Director nominee named in this Proxy Statement shall become unable or decline to serve (an event which the Board of Directors does not anticipate), the persons named as Proxies will have discretionary authority to vote for a substitute nominee named by the Board of Directors if the Board determines to fill such nominee's position. Unless authorization is withheld, the enclosed Proxy will be voted "FOR" the election as Directors of all of the nominees listed in this Proxy Statement.

     Pages two and three contain the following information regarding each Director nominee of the Company: name; principal occupation or business experience for the last five years (for principal occupation for the last five years of Directors who are also Executive Officers, see page 4); age; the year in which the nominee first became a Director of the Company; the number of shares of common stock of the Company beneficially owned by the nominee as of February 7, 1997; and the percentage of outstanding shares owned as of February 7, 1997. The number of shares of common stock of the Company shown as being beneficially owned by each Director nominee includes those over which he or she has either sole or shared voting or investment power.




DAVID L. BARNING                            RICHARD J. BOND
-   INVESTOR                                -  CHAIRMAN, SECURITY BANK
-   Age 63                                     & TRUST CO. (VINCENNES)
-   Director since 1982                     -  Age 63
-   136,803 shares beneficially owned       -  Director since 1989
-   Owns .51% of outstanding shares         -  43,738 shares beneficially owned
                                            -  Owns .16% of outstanding shares


ALAN W. BRAUN                               JOHN J. DAUS, JR.
-   PRESIDENT, INDUSTRIAL CONTRACTORS,      -  CHAIRMAN & CEO, ANCHOR
    INC. (Construction)                        INDUSTRIES, INC. (Manufacturer
-   Age 52                                     of Canvas & Vinyl Products)
-   Director since 1988                     -  Age 69
-   36,580 shares beneficially owned        -  Director since 1982
-   Owns .14% of outstanding shares         -  81,009 shares beneficially owned
                                            -  Owns .30% of outstanding shares

WAYNE A. DAVIDSON                           LARRY E. DUNIGAN
-   CONSULTANT AND FORMER                   -  CHIEF EXECUTIVE OFFICER,
    EXECUTIVE OFFICER OF BRISTOL-              HOLIDAY MANAGEMENT COMPANY
    MYERS SQUIBB COMPANY                       (Health Care & Long Distance
    (Pharmaceuticals)                          Communication Services)
-   Age 65                                  -  Age 54
-   Director since 1993                     -  Director since 1982
-   19,241 shares beneficially owned        -  108,986 shares beneficially owned
-   Owns .07% of outstanding shares         -  Owns .41% of outstanding shares


DAVID E. ECKERLE                            THOMAS B. FLORIDA
-   PRESIDENT & CEO,                        -  PRESIDENT, D&K INVESTMENT CO.,
    DUBOIS COUNTY BANK (JASPER)                INC. (Real Estate Investments)
-   Age 53                                  -  Age 68
-   Director since 1993                     -  Director since 1989
-   85,383 shares beneficially owned        -  16,436 shares beneficially owned
-   Owns .32% of outstanding shares         -  Owns .06% of outstanding shares
* Includes options to purchase 44,376
shares of the Company's Common Stock


PHELPS L. LAMBERT                           RONALD B. LANKFORD
-   MANAGING PARTNER, BUSH AND              -  PRESIDENT & COO, OLD NATIONAL
    LAMBERT (Investments)                      BANCORP
-   Age 49                                  -  Age 63
-   Director since 1990                     -  Director since 1994
-   115,324 shares beneficially owned       -  9,173 shares beneficially owned
-   Owns .43% of outstanding shares         -  Owns .03% of outstanding shares


LUCIEN H. MEIS                              LOUIS L. MERVIS
-   PRESIDENT, MEIS VENTURES, INC.          -  PRESIDENT, MERVIS INDUSTRIES,
    (Financial Investments)                    INC. (Steel Fabricating)
-   Age 62                                  -  Age 62
-   Director since 1985                     -  634 shares beneficially owned *
-   45,386 shares beneficially owned        -  Owns .002% of outstanding shares
-   Owns .17% of outstanding shares         *  The Mervis Charitable Remainder
                                               Trust owns 16,536 shares of stock
                                               of which Mr. Mervis disclaims
                                               beneficial ownership.



DAN W. MITCHELL                             JOHN N. ROYSE
-   CHAIRMAN EMERITUS, OLD NATIONAL         -  CHAIRMAN & CEO, OLD NATIONAL
    BANCORP                                    BANCORP; CHAIRMAN, MERCHANTS
-   Age 69                                     NATIONAL BANK (TERRE HAUTE)
-   Director since 1982                     -  Age 63
-   76,286 shares beneficially owned        -  Director since 1985
-   Owns .28% of outstanding shares         -  169,513 shares beneficially owned
                                            -  Owns .63% of outstanding shares


MARJORIE Z. SOYUGENC                        CHARLES D. STORMS
-   PRESIDENT & CEO                         -  PRESIDENT & CEO, RED SPOT PAINT &
    WELBORN BAPTIST HOSPITAL                   VARNISH CO., INC. (Manufacturer
    (Health Care)                              of Industrial Coatings)
-   Age 56                                  -  Age 53
-   Director since 1993                     -  Director since 1988
-   3,488 shares beneficially owned         -  25,061 shares beneficially owned
-   Owns .01% of outstanding shares         -  Owns .09% of outstanding shares


The 22 Directors and Executive Officers as a group beneficially own 1,016,141 shares or 3.79% of the outstanding shares.

                       EXECUTIVE OFFICERS OF THE COMPANY

     The Executive Officers of the Company are listed in the table below. Each officer serves a term of office of one year or until the election and qualification of his successor.


NAME                    AGE    OFFICE AND BUSINESS EXPERIENCE
----                    ---    ------------------------------

John N. Royse           63     Chairman of the Board and Chief Executive Officer
                               since January 1, 1995, Director since 1985,
                               President and Chief Operating Officer from 1991 to 1994, Executive Vice President from 1990 to
                               1991, and Senior Vice President of the Company from 1985 to 1990. Chairman since 1987, and President and Chief Executive Officer from 1979 to 1987 of Merchants National Bank (Terre Haute).

Ronald B. Lankford      63     President and Chief Operating Officer since
                               January 1, 1995, Director since 1994, Executive
                               Vice President from 1993 to 1994, and Senior Vice
                               President of the Company from 1991 to 1993.
                               President and Chief Executive Officer of Security
                               Bank and Trust Company (Vincennes) from 1990 to
                               1991.  Senior Vice President of Old National Bank
                               (Evansville) from 1981 to 1989.

William R. Britt        49     Senior Vice President and Northern Regional
                               Executive of the Company since 1995. Chairman since 1990 and President of Palmer American
                               National Bank (Danville) from 1990 to 1995.

Thomas F. Clayton       51     Senior Vice President of the Company since 1991.
                               President of Farmers Bank and Trust Company
                               (Madisonville) from 1987 to 1991.

Daryl D. Moore          39     Senior Vice President and Chief Credit Officer
                               since 1996 and Vice President  and Chief Credit
                               Officer of the Company from 1995 to 1996.
                               Executive Vice President and Chief Credit Officer from 1993 to 1995 and Senior Vice President and
                               Chief Credit Officer of Merchants National Bank
                               (Terre Haute) from 1991 to 1993.

Steve H. Parker         46     Senior Vice President and Chief Financial Officer
                               since 1990 and Vice President-Finance of the Company from 1985 to 1990.

James A. Risinger       48     Senior Vice President of the Company since 1993.
                               Chairman since 1993, Chief Executive Officer since 1992, President from 1991 to 1993 and Executive Vice President of Old National Bank
                               (Evansville) from 1988 to 1991.

Jeffrey L. Knight       37     Corporate Secretary since 1994, and General
                               Counsel of the Company since 1993; previously, General Manager, Pacific Press and Shear, Inc.
                               (Mt. Carmel)

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The standing committees of the Board of Directors include an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating Committee, and a Personnel Committee.

     When the Board is not in session, the Executive Committee has all of the power and authority of the Board except with respect to amending the Articles of Incorporation; adopting an agreement of merger or consolidation; recommending to the shareholders the sale, lease or exchange of all or substantially all of the Company's property and assets; recommending to the shareholders a dissolution of the Company or a revocation of the dissolution; amending the Bylaws; the declaration of a dividend; or the issuance of stock. The members of the Executive Committee are John N. Royse (Chairman), Alan W. Braun, John J. Daus, Jr., Wayne A. Davidson, Larry E. Dunigan, Ronald B. Lankford (Vice Chairman), Lucien H. Meis, and Dan W. Mitchell (two other Directors rotate quarterly). The Executive Committee held seven meetings during 1996.

     The principal duties of the Audit Committee are to nominate the Independent Public Accountants for appointment by the full Board of Directors; to meet with the Independent Public Accountants to review and approve the scope of their audit engagement and the fees related to such work; to meet with the Company's financial management, internal audit management and Independent Public Accountants to review matters relating to internal accounting controls, the internal audit program, the Company's accounting practices and procedures and other matters relating to the financial condition of the Company and its affiliates; and to report to the Board periodically any conclusions or recommendations the Audit Committee may have with respect to such matters. The members of the Audit Committee are Larry E. Dunigan (Chairman), David L. Barning, Alan W. Braun and Phelps L. Lambert. The Audit Committee held four meetings during 1996. At the end of each meeting the members have the opportunity to meet privately with the Company's Independent Public Accountants with no officers or other personnel of the Company present.

     The principal duties of the Compensation Committee are to review corporate organizational structures; to review key employee compensation policies, plans and programs; to monitor performance and establish compensation of officers of the Company and other key employees; to prepare recommendations and periodic reports to the Board concerning such matters; and to function as the Committee administering the Company's Short Term Incentive Plan and Restricted Stock Plan. The members of the Compensation Committee are Charles D. Storms (Chairman), John
J. Daus, Jr., Larry E. Dunigan, Thomas B. Florida, and Lucien H. Meis, none of whom is an officer or employee of the Company or any affiliate. The Compensation Committee met three times during 1996.

     The function of the Nominating Committee is to seek out, evaluate and recommend to the Board qualified nominees for election as Directors of the Company, and to consider other matters pertaining to the size and composition of the Board. The members of the Nominating Committee are John J. Daus, Jr. (Chairman), David L. Barning, Larry E. Dunigan, Thomas B. Florida, Dan W. Mitchell and Charles D. Storms. The Nominating Committee met one time in 1996. The Nominating Committee will review suggestions of shareholders regarding nominees for election as directors. All such suggestions of shareholders must be submitted in writing to the Nominating Committee at the Company's principal executive offices not less than 120 days in advance of the date of the annual or special meeting of shareholders at which directors shall be elected. All written suggestions of shareholders must set forth (i) the name and address of the shareholder making the suggestion, (ii) the number and class of shares owned by such shareholder, (iii) the name, address and age of the nominee for election as director, (iv) the nominee's principal occupation during the five years preceding the date of suggestion, (v) all other information concerning the nominee as would be required to be included in the proxy statement used to solicit proxies for the election of the nominee, and (vi) such other information as the Nominating Committee may reasonably request. A consent of the nominee to serve as a director of the Company, if elected, must also be included with the written suggestion.

     The function of the Personnel Committee is to review and approve changes in the Company's employee benefit programs, plans and policies relating to personnel issues. The members of the Personnel Committee are Alan W. Braun (Chairman), David L. Barning, Richard J. Bond, Ronald B. Lankford, John N. Royse, Marjorie Z. Soyugenc, and Charles D. Storms. The Personnel Committee met four times during 1996.

              MEETINGS OF THE BOARD OF DIRECTORS AND DIRECTOR FEES

     The Board of Directors of the Company held five meetings during the fiscal year ended December 31, 1996. All incumbent Directors attended 75% or more of the aggregate of the 1996 meetings of the Board and of the Board Committees to which they were appointed.

     All Directors of the Company received an annual retainer of $5,000 for serving as Directors. Directors not otherwise employed by the Company also received $600 for each Board of Directors meeting attended and $500 for each Committee meeting attended.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors, composed of five non-employee Directors, is responsible for establishing the base salary of the Company's Executive Officers and for setting and administering the terms and policies for the other components of the compensation of the Company's Executive Officers. An independent compensation consultant, Hay Group, Inc., has been retained by the Company since 1982 to advise the Compensation Committee on all compensation matters.

COMPENSATION PRINCIPLES

     The Committee believes the most effective executive compensation program is one which provides incentives to achieve both current and longer-term strategic management goals of the Company, with the ultimate objective of enhancing shareholder value. In this regard, the Committee believes executive compensation should be comprised of cash and equity-based programs which reward performance not only as measured against the Company's specific annual and long-term goals, but also which recognize the Company operates in a competitive environment and that performance should be evaluated as compared to industry peers. With respect to equity-based compensation, an integral part of the Company's compensation program is the Restricted Stock Plan, which encourages the ownership and retention of the Company's Common Stock by key employees. This assures that employees have a meaningful stake in the Company, the ultimate value of which is dependent on the Company's continued long-term success, and that the interests of employees are thereby aligned with those of the shareholders.

     The Company's executive compensation program is structured to help the Company achieve its business objectives by:

 . setting levels of compensation designed to attract and hold superior executives in a highly competitive environment;

 . providing incentive compensation that varies directly with both Company financial performance and individual contribution to that performance;

 . linking compensation to elements which affect short and long term stock performance.


SALARIES

     The Compensation Committee establishes the salaries of the Chairman and CEO and the President and COO. The base salaries of the Company's next three highest paid senior executive officers are determined by the Compensation Committee with recommendations from the Chairman and President. The same principles are applied in setting the salaries of all officers, including the Chairman, and all administrative employees to ensure that salaries are fairly and competitively established. Salaries are determined for each executive position based upon survey data which is obtained from the Company's peer group and from the Hay Group, Inc., the Company's independent compensation consultant. The Company's peer group consists of reasonably comparable regional bank holding companies. Peer group data is used rather than the NASDAQ Combined Financial Index because the peer group companies resemble more closely the asset size and operations of the Company. The Company uses the Hay Job Evaluation System to measure each position against the knowledge and problem-solving ability required to satisfactorily fulfill the position's assigned duties and responsibilities, its accountability and impact on the operations and profitability of the Company.

     From survey data, salary ranges are established each year for the Chairman and CEO and all other executive positions within the organization. These ranges are designed so that fully competent performance will result in base salary compensation approximating the average base salaries paid to comparable positions across a broad spectrum of comparable companies. Within these established ranges, actual base salary determinations are made periodically in accordance with the guidelines of the Company's established performance review system. In 1996, the base salaries awarded to the Executive Officers as a group and the Chairman and CEO approximated the average base salaries paid to executives in comparable positions in the Company's peer group. Continuous outstanding performance over an extended period of time could result in a salary at the top end of the established range whereas undistinguished performance could result in compensation at the lower end of the range.

SHORT TERM INCENTIVE PLAN

     The Company implemented a Short Term Incentive Plan (the STIP ) for certain key officers in 1996. The STIP provides for the payment of additional compensation contingent upon the achievement of certain corporate goals and the participant's base salary. The corporate and shareholder-related goals are intended to challenge management to achieve higher performance levels given the facts and circumstances known to the Compensation

Committee at the time the goals are established. At the beginning of each plan year, participants establish individual goals which are linked to the Company's business and strategic plans. The individual goals relate to the specific business segments for which the participant has responsibility and are intended to challenge the participants to perform beyond expected levels of performance.

     In 1996, the Compensation Committee established a two-tiered incentive matrix based on specific corporate and shareholder-related performance goals relating to the Company's net income and earnings per share performance. Participants were assigned to one of the two incentive matrices based upon their level of responsibility and expected level of contribution to the Company's achievement of its corporate goals. The incentive matrices used to determine the amount of awards, based upon the Company's and participant's performances, range from 10% to 45% of a participant's base salary. For 1996, the Company exceeded its net income and earnings per share targets.

RESTRICTED STOCK AWARDS

     Restricted Stock awards are determined by the Compensation Committee of the Company. In 1996, 22,700 shares of common stock of the Company were earned by all participants under the Restricted Stock Plan, including 6,034 which were earned by the five most highly compensated executives. Shares of Restricted Stock already held by the executive officers as a group and the Chairman and CEO were not considered by the Committee in its 1996 award determination. The amount of restricted stock awarded on an annual basis is based upon the Company's net income and earnings per share performance for the fiscal year compared to the goal established at the beginning of the fiscal year. In 1996, the goal established by the Company was exceeded.

     Each participant is granted an award opportunity, within a targeted range expressed as a percentage of salary, based on the executive's position in the organization, scope of responsibilities and expected contributions. Each fiscal year the Company establishes threshold (minimum), target and maximum achievement levels under the Restricted Stock Plan. If threshold performance is not achieved, there is no payment from the plan for that period, and if performance falls below certain levels, unvested shares can be fully or partially forfeited. If performance exceeds the threshold, actual awards to participants will vary in line with the performance achieved against the annual goals. In 1996, the Chairman and CEO earned 100% of the Restricted Stock available to be awarded to him since the Company exceeded its net income and earnings per share target established by the Compensation Committee.

DISCUSSION OF 1996 COMPENSATION FOR THE CHAIRMAN AND CEO

     Annually, the Compensation Committee receives an analysis from the Company's Human Resources Department on all aspects of the Chairman and CEO's remuneration, including base salary, incentive opportunity, and their relationship to the comparative survey data. When appropriate, the Compensation Committee conducts a base salary review. The Committee considers the remuneration analysis in conjunction with the Company's overall performance as measured by total shareholder return, adherence to the Company's strategic plan, the development of sound management practices and the succession of skilled personnel. These factors were considered by the Committee in evaluating an increase in the Chairman and CEO's base salary in 1996.

SUMMARY

     In establishing executive compensation programs in the future, the Compensation Committee will continue to focus not only on total shareholder return but also on specific corporate goals designed to promote the overall financial success of the Company, such as earnings per share and affiliate bank performance which are expected to improve the return on shareholders' equity.

In 1996, the Compensation Committee consisted of the following Directors:

  Charles D. Storms, Chairman
  John J. Daus, Jr.
  Larry E. Dunigan
  Thomas B. Florida
  Lucien H. Meis

                   EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table shows, for the fiscal years ended December 31, 1996, 1995, and 1994, the cash compensation paid by the Company and its affiliates, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and each of the four most highly compensated executive officers of the Company in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE
                                                                                      Long Term
                                          Annual Compensation                        Compensation
                                          -------------------                        ------------
                                                  (a)                (b)                 (c)                (d)
         Name
         and                                                                          Restricted         All Other
  Principal Position               Year          Salary             Bonus             Stock Award      Compensation
  ------------------               ----          ------             -----             -----------      ------------
John N. Royse                      1996         $354,570          $119,216              $55,644           $31,911
Chairman and CEO                   1995          292,006                 0               42,477            26,281
                                   1994          212,000                 0               32,596            19,089


Ronald B. Lankford                 1996          269,874            93,107               44,080            24,289
President and COO                  1995          222,554                 0               32,652            20,030
                                   1994          163,567                 0               31,101            14,790


Thomas F. Clayton                  1996          172,568            57,133               34,728            14,991
Senior Vice President              1995          152,011                 0               28,394            13,141
                                   1994          142,000                 0               22,136            11,778


Steve H. Parker                    1996          186,869            66,793               35,815            16,116
Senior Vice President              1995          165,313                 0               30,458            14,176
& CFO                              1994          155,300                 0               34,055            11,862


James A. Risinger                  1996          201,578            73,858               39,260            18,142
Senior Vice President &            1995          179,006                 0               35,141            16,111
Regional Executive                 1994          168,000                 0               37,216            15,129


(a) Salary reflects base compensation and income recognized in the form of Director fees paid by the Company or its affiliate banks during the indicated calendar years.

(b) These amounts represent bonuses payable pursuant to the Company's Short Term Incentive Plan (STIP) which is described on pages 7 and 8 of this Proxy Statement.

(c) Restricted stock earned each year are based on the achievement of net income and earnings per share targets and vest over a four year period. The number and value of the total restricted stock available for future vesting as of December 31, 1996, of the persons named are as follows:
      John N. Royse - 2,626 shares, $95,193; Ronald B. Lankford - 2,153 shares, $78,046; Thomas F. Clayton - 1,552 shares, $56,260; Steve H. Parker - 1,552 shares, $56,260; and James A. Risinger - 1,552 shares, $56,260.
      Dividends are paid only on vested shares.

(d)   All Other Compensation includes the following for Messrs. Royse,
      Lankford, Clayton, Parker, and Risinger for 1996: (i) Company contribution to the Profit Sharing Plan of $13,500 for each named executive; and (ii) Company contribution to the Supplemental Deferred Compensation Plan of $18,411, $10,789, $1,491, $2,616, and $4,642 respectively.

RETIREMENT PLAN

     The Old National Bancorp Employees' Retirement Plan (the "Retirement Plan") is a qualified, defined benefit, non-contributory pension plan covering substantially all employees of the Company and its affiliates with one or more years of service with the Company or its affiliates, and with credited service accruing from the date of employment provided the employee has not less than 1,000 hours of service (as defined in the plan) during such period.

     The Retirement Plan provides for fixed benefits upon attainment of age 65. As a normal form of benefit, each eligible employee is entitled to receive a monthly pension for the participant's life based on length of service and average base compensation (excluding bonuses and overtime) during the highest paid five consecutive years of service. The standard retirement benefit for married participants is payable in the form of a joint and survivor annuity in an amount actuarially equivalent to the normal form of benefit. Participants may also elect to receive a single sum settlement upon retirement instead of an annuity. The formula for determining the amount of monthly pension is average compensation multiplied by 1.45% for the first ten years of service, 1.65% for the next ten years of service, and 1.95% for the next fifteen years of service, less an amount related to Social Security earnings.

     The amount of annual contribution attributable to specific individuals cannot be determined in a meaningful manner. The following table shows the estimated annual pensions payable to eligible employees upon retirement at age
65. The amounts shown do not make provisions for the reduction related to Social Security earnings or for the survivor benefit features of the Retirement Plan, the application of which would reduce the pensions payable.


                                                                 PENSION PLAN TABLE
FINAL AVERAGE
   SALARY                                                         YEARS OF SERVICE
-------------            --------------------------------------------------------------------------------------------------
                            5             10         15             20              25             30          35 & Over
                         --------------------------------------------------------------------------------------------------
$100,000                 $ 7,250       $14,500    $ 22,750       $ 31,000        $ 40,750       $ 50,500       $ 60,250
 150,000                  10,875        21,750      34,125         46,500          61,125         75,750         90,375
 200,000 (1)              14,500        29,000      45,500         62,000          81,500        101,000        120,500 (1)
 250,000 (1)              18,125        36,250      56,875         77,500         101,875        126,250 (1)    150,625 (1)
 300,000 (1)              21,750        43,500      68,250         93,000         122,250 (1)    151,500 (1)    180,750 (1)
 350,000 (1)              25,375        50,750      79,625        108,500         142,625 (1)    176,750 (1)    210,875 (1)
 400,000 (1)              29,000        58,000      91,000        124,000 (1)     163,000 (1)    202,000 (1)    241,000 (1)
 450,000 (1)              32,625        65,250     102,375        139,500 (1)     183,375 (1)    227,250 (1)    271,125 (1)
 500,000 (1)              36,250        72,500     113,750        155,000 (1)     203,750 (1)    252,500 (1)    301,250 (1)
 550,000 (1)              39,875        79,750     125,125 (1)    170,500 (1)     224,125 (1)    277,750 (1)    331,375 (1)
 600,000 (1)              43,500        87,000     136,500 (1)    186,000 (1)     244,500 (1)    303,000 (1)    361,500 (1)



(1) The law in effect at December 31, 1996, prohibited the distribution of benefits from the Retirement Plan in excess of $120,000 per year expressed as a straight life annuity. It also prohibited compensation in excess of $150,000 to be used in the computation of the retirement benefit. Both amounts are indexed for inflation.

     Officers and other employees who are on the administrative payroll are covered by the Retirement Plan only for base salary. 1996 base salary figures of the Chairman and CEO and the next four most highly compensated Executive Officers of the Company are set forth in column (a) in the Summary Compensation Table on page 10. The credited years of service as of December 31, 1996, for each such executive officer are as follows: John N. Royse - 33; Ronald B. Lankford - 40; Thomas F. Clayton - 26; Steve H. Parker - 11; and James A. Risinger - 19.

     For certain employees, other than the persons listed in the Summary Compensation Table, whose annual retirement income benefit under the Retirement Plan exceeds the limitations imposed by the Internal Revenue Code of 1986, as amended, and the regulations thereunder (including, among others, the limitation that annual benefits paid under qualified plans may not exceed $120,000), such excess benefits will be paid from the Company's non-qualified, unfunded, non-contributory supplemental retirement plan.


SEVERANCE AGREEMENTS

     On January 1, 1992, the Company entered into severance agreements with three of its executive officers, namely, John N. Royse, Thomas F. Clayton and Steve H. Parker (collectively, the "Severance Agreements"). The Company entered into an identical severance agreement with Ronald B. Lankford on January 1, 1994, James A. Risinger and William R. Britt on January 1, 1996, and Daryl D. Moore on January 1, 1997. The Severance Agreements provide for one year extensions by mutual agreement of the Company and the respective executives. With respect to Messrs. Royse, Lankford, Britt, Clayton, Parker and Risinger, each of their Severance Agreements was extended by the Board of Directors through December 31, 1998.

     Each executive is entitled to benefits under his Severance Agreement upon any termination of the executive's employment by the Company (except for, and as is more specifically described in each Severance Agreement, termination for cause, disability, voluntary retirement or death), or upon a termination of employment by the executive under certain circumstances specified in the Severance Agreement, during the two-year period following a change in control (as defined in the Severance Agreements) of the Company which occurs during the term of the Severance Agreement.

     In the event of a termination of employment, the executive will be entitled to receive a lump sum cash payment equal to the aggregate of: his then-effective base salary through the date of termination; all amounts due to the executive under the Company's accrued vacation program through the date of termination; and a certain amount under the Retirement Plan, as specified in the Severance Agreement. In addition, the Company must pay to the executive in semi-monthly payments over two years an amount equal to two times the average annual base salary paid to him by the Company in the three years preceding the date of termination. These payments may be suspended, or reduced, under certain circumstances as defined in the Severance Agreements. The Severance Agreements further require the Company to cause to be vested in each executive's name those awarded but unearned shares held in the executive's account in the Restricted Stock Plan and to maintain in force for two years following the date of termination all employee welfare plans and programs in which the executive was entitled to participate immediately prior to such termination date. The foregoing discussion of the Severance Agreements does not purport to be complete and is qualified in all respects by reference to each Severance Agreement.

                   SHAREHOLDER RETURN PERFORMANCE COMPARISONS

     The Company is required to include in this Proxy Statement a line graph comparing cumulative five-year total shareholder returns for the Company s common stock to cumulative total returns of a broad-based equity market index and a published industry index. In past years, the Company has compared its shareholder returns to the Standard & Poor's Composite Index and the Regional Listed Bank Group Index. The Company now desires to compare shareholder returns on its common stock to the Russell 2000 Index and the NASDAQ Combined Financial Index. Accordingly, this year the performance graph includes all of the foregoing Indices:


                                                    TOTAL RETURN TO STOCKHOLDERS
                                               (Assumes $100 investment on 12/31/91)


                            12/31/91     12/31/92     12/31/93     12/31/94     12/31/95     12/31/96
                            --------     --------     --------     --------     --------     --------
Old National Bancorp          $100         $119         $151         $153         $156         $189
Russell 2000                  $100         $116         $136         $132         $166         $191
Nasdaq Comb Financial         $100         $141         $159         $154         $221         $284
S&P 500                       $100         $108         $118         $120         $165         $203
Bank Index                    $100         $118         $164         $161         $219         $304

                                   [PLOT POINTS TO COME MONDAY MORNING]

     The comparison of shareholder returns (change in December year end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on December 31, 1991, in the common stock of each of the Company, the Standard & Poor's Composite Index, the Regional Listed Bank Group Index, the Russell 2000 and the NASDAQ Combined Financial Index, with investment weighted on the basis of market capitalization.

     The Company has determined to utilize the Russell 2000 Index rather than the Standard & Poor's Composite Index because the Company was included in the Russell 2000 Index beginning in 1996. The Company also has determined to utilize the NASDAQ Combined Financial Index rather the Regional Listed Bank Group Index because it believes the companies included in the NASDAQ Combined Financial Index more closely resemble the Company in terms of asset size and services offered than the companies included in the Regional Listed Bank Group Index.

     The companies in the Listed Bank Industry Group are as follows: American Bank of Connecticut, Amsouth Bancorporation, Baltimore Bancorp, Banco Bilbaro Vizcaya SA ADS, Banco Central Hispanoamer ADR, Banco Comercial Portugues SA ADS, Banco De Santander ADS, Bancorp Hawaii Inc., BancTexas Group Inc., Bank of San Francisco Company, Barclays PLC ADS, BSD Bancorp Inc., Centura Banks Inc., Citizens First Bancorp Inc., Comerica Incorporated, Continental Bank Corporation, Eldorado Bancorp, Firstar Corporation, First City Bancorp Inc., First Colony Corporation, First Commonwealth Financial Corp., First Empire State Corporation, First Federal of Alabama FSB, First National Corp, First Virginia Banks Inc., Guardian Bancorp, Hibernia Corporation, Hubco Inc., Keycorp, Interchange Financial Services Corp, MNC Financial Inc., NAPA Valley Bancorp, National Australia Bank LTD. ADR, National Westminster Bank PLC ADS, North Fork Bancorporation Inc., Redwood Empire Bancorp, Republic New York Corporation, Santa Monica Bank, Shawmut National Corp., Signet Banking Corporation, Southern National Corporation, Sterling Bancorporation, UJB Financial Corp., Union Planters Corporation, Westpac Banking LTD. ADS and Worthen Banking Corporation.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

     The Officers and Directors of the Company are at present, as in the past, customers of one or more of the Company's affiliate banks and have had and expect in the future to have transactions with the affiliate banks in the ordinary course of business. In addition, some of the Officers and Directors of the Company are at present, as in the past, also officers, directors or principal shareholders of corporations which are customers of these affiliate banks and which have had and expect to have transactions with the affiliate
banks in the ordinary course of business.   All such transactions were made in
the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.

     During 1996, the Company paid approximately $753,375 for engineering, design and contruction services to Industrial Contractors, Inc. in connection with its role as general contractor for renovations to the Old National Bank Tower and in its role of installing data cabling and fibre optic networks. Alan
W. Braun, President of Industrial Contractors Inc., is a director of the Company.

                   ITEM 2. RATIFICATION OF THE APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors proposes for the ratification of the Shareholders at the Annual Meeting the appointment of Arthur Andersen LLP, Indianapolis, Indiana, certified public accountants, as Independent Public Accountants for the Company and its affiliates for the fiscal year ending December 31, 1997. Although ratification by the Shareholders of the Company's independent public accountants is not required, the Company deems it desirable to continue its established practice of submitting such selection to the Shareholders. Arthur Andersen LLP, has served as Independent Public Accountants for the Company since 1982. In the event the appointment of Arthur Andersen LLP, is not ratified by the Shareholders, the Board of Directors will consider appointment of other independent public accountants for the fiscal year ending December 31, 1997. A representative of Arthur Andersen LLP, will be present at the Annual Meeting and will have the opportunity to make a statement or respond to any appropriate questions that Shareholders may have.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Proposals submitted by Shareholders to be presented at the 1998 Annual Meeting must be received by the Company at its principal office no later than November 5, 1997, to be considered for inclusion in the Proxy Statement and form of Proxy relating to that meeting. Any such proposals should be sent to the attention of the Secretary of the Company, P. O. Box 718, Evansville, Indiana 47705-0718.

                                 VOTE REQUIRED

     The nominees for election as Directors of the Company named in this Proxy Statement will be elected by a plurality of the votes cast. Action on the other items or matters to be presented at the meeting will be approved if the votes cast in favor of the action exceed the votes cast opposing the action. Abstentions or broker non-votes will not be voted for or against any items or other matters presented at the meeting. Abstentions will be counted for purposes of determining the presence of a quorum at the annual meeting, but broker non-votes will not be counted for quorum purposes if the broker has failed to vote as to all matters.

                                 ANNUAL REPORT

     UPON WRITTEN REQUEST, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH SHAREHOLDER WHO DOES NOT OTHERWISE RECEIVE A COPY OF THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WHICH IS REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1996. ADDRESS ALL REQUESTS TO:

RONALD W. SEIB
VICE PRESIDENT AND CONTROLLER
OLD NATIONAL BANCORP
P. O. BOX 718
EVANSVILLE, INDIANA  47705-0718

                                 OTHER MATTERS

     The Board of Directors of the Company does not know of any matters for action by Shareholders at the Annual Meeting other than the matters described in the accompanying Notice of Annual Meeting of Shareholders. However, the enclosed Proxy will confer discretionary authority with respect to matters which are not known to the Board of Directors at the time of the printing hereof and which may properly come before the meeting. It is the intention of the persons named in the Proxy to vote pursuant to the Proxy with respect to such matters in accordance with their best judgment.

     The cost of soliciting Proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, Proxies may be solicited personally by Directors and Officers of the Company and its subsidiaries, by telephone or in person, but such persons will not be specially compensated for their services. No solicitation will be made by specially engaged employees of the Company or other paid solicitors.

     It is important that Proxies be returned promptly. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, SHAREHOLDERS ARE REQUESTED TO COMPLETE, SIGN AND RETURN THEIR PROXIES IN ORDER THAT A QUORUM FOR THE MEETING MAY BE ASSURED. Return may be made in the enclosed envelope, to which no postage need be affixed.

                                            By Order of the Board of Directors

                                            JOHN N. ROYSE
                                            Chairman

                              OLD NATIONAL BANCORP

  PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OLD NATIONAL BANCORP

     The undersigned hereby appoints Robert R. Guenther and John A. Witting, and each of them, as Proxies of the undersigned, each with power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of OLD NATIONAL BANCORP held of record by the undersigned on February 7, 1997, and which the undersigned would be entitled to vote, at the Annual Meeting of Shareholders to be held on April 17, 1997, or any adjournment thereof.

1. ELECTION OF DIRECTORS;
   [ ] FOR ALL nominees listed below    [ ] WITHHOLD AUTHORITY for all nominees
       (except as marked to the
       contrary below)

          David L. Barning       John J. Daus, Jr.       David E. Eckerle
          Richard J. Bond        Wayne A. Davidson       Thomas B. Florida
          Alan W. Braun          Larry E. Dunigan        Phelps L. Lambert

          Ronald B. Lankford     Dan W. Mitchell         Marjorie Z. Soyugenc
          Lucien H. Meis         John N. Royse           Charles D. Storms
          Louis L. Mervis

    INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
             WRITE THAT NOMINEE'S NAME ON THE LINE PROVIDED BELOW.

         -------------------------------------------------------------

2. Ratify the appointment of Arthur Andersen LLP, Indianapolis, Indiana, as Independent Public Accountants of OLD NATIONAL BANCORP and it subsidiaries for the fiscal year ending December 31, 1997.

           FOR [ ]              AGAINST [ ]               ABSTAIN [ ]

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

FOLD HERE -------------------------------------------------------------FOLD HERE



                                       DATE _____________________________ , 1997
                                       Please sign below:

                                       _________________________________________
                                       (Signature of Shareholder)

                                       _________________________________________
                                       (Signature of Shareholder)

                                       Joint owners should each sign personally.
                                       Trustees and others signing in a
                                       representative capacity should indicate
                                       the capacity in which they sign.

                                       _________________________________________
                                              (Daytime Telephone Number)

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NOT OTHERWISE DIRECTED, THIS PROXY
               WILL BE VOTED "FOR" THE PROPOSITIONS LISTED ABOVE.